EXHIBIT 23.1

Independent Auditors’ Consent

The Board of Directors

Primus Knowledge Solutions, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-82059, 333-40736, and 333-33088) on Form S-8 and the registration statements (Nos. 333-66616, 333-42216, and 333-110199) on Form S-3 of Primus Knowledge Solutions, Inc. of our report dated November 4, 2003, with respect to the balance sheet of Broad Daylight, Inc. as of June 30, 2003, and the related statements of operations, shareholders’ deficit and cash flows for the year then ended, which report appears in the Form 8-K of Primus Knowledge Solutions, Inc. dated November 17, 2003.

/s/    KPMG LLP

Seattle, Washington

November 14, 2003